Exhibit 10(d)

RESOLVED, that the Management Incentive Bonus Plan (the "Plan") of The Quaker Oats Company be amended to remove the funding limitations contained therein, so as to provide for discretionary funding by the Compensation Committee of the Board of Directors of the Company, and to make other administrative changes deemed desirable.

FURTHER RESOLVED, that the Plan is hereby amended and restated to read as follows:


                "MANAGEMENT INCENTIVE BONUS PLAN
                               OF
                     THE QUAKER OATS COMPANY
       As Amended and Restated Effective September 8, 1993


1. PURPOSE AND ELIGIBILITY. The Plan is designed to promote the interests of The Quaker Oats Company (the "Company") and its shareholders by providing incentive bonuses for officers and other managerial employees of the Company and its subsidiaries.

2. ADMINISTRATION. The Plan shall be administered by the Compensation Committee (the "Committee") of the Board of
Directors of the Company who shall not be eligible to participate in the Plan.

3. BONUS FUND. The Committee shall determine the amount of the Bonus Fund for each fiscal year. The Committee shall establish the criteria it will use in determining the amount of the Bonus Fund, which criteria shall be communicated to Plan participants to the extent deemed feasible by the Chief Executive Officer.

4. AWARDS. For each fiscal year the Committee shall determine the amounts that shall be paid from the Bonus Fund as individual awards for each officer who is also a Director of the Company and the aggregate amount available from the Bonus Fund for awards to other eligible employees. The Chief Executive Officer shall determine the employees and the amount each shall receive from such aggregate amount. All bonus payments shall be made as soon as practicable after the close of the fiscal year except where the Chief Executive Officer, in his discretion, directs that a delay in payment to certain eligible employees would further the purposes of the Plan."